Exhibit 16

May 18, 2010

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

Re:          PlanGraphics, Inc.
EIN: 84-0868815

Commissioners:

We were previously the principal accountants for Integrated Freight Corporation and its significant subsidiaries, Morris Transportation, Inc. and Smith Systems Transportation, Inc., and we reported on the financial statements of Integrated Freight Corporation as of March 31, 2009, and for the period from May 13, 2008 (inception) through March 31, 2009.  We also reported on the financial statements of Integrated Freight Corporation’s significant subsidiaries as of March 31, 2008 and 2007, and August 31, 2008; and for the years ended March 31, 2008 and 2007, and from April 1, 2008 through August 31, 2008.  Integrated Freight Corporation is the accounting survivor in a merger effective December 24, 2009 with PlanGraphics, Inc. and PlanGraphics, Inc. is the legal survivor in the merger transaction. We have not provided any audit services to PlanGraphics, Inc. prior the merger transaction. We conducted a quarterly review of the interim financial statements of PlanGraphics, Inc. through December 31, 2009 as a result of our prior services to Integrated Freight Corporation as the accounting survivor of the merger transaction; however, we have not been engaged to provide audit services to PlanGraphics, Inc., as the legal survivor of the merger transaction, for the fiscal year and transition period ended March 31, 2010.

On May 13, 2010, we were notified of our dismissal as the principal accountants for PlanGraphics, Inc. (as a formality, in view of the lack of clarity in the distinction between accounting and legal survivor), including by implication its significant subsidiaries.  We have read PlanGraphics, Inc.’s statements, which we understand will be filed with the Commission pursuant to Item 4 of Form 8-K.  We agree with the statements concerning our Firm in Item 4 of the Form 8-K.  We have no basis on which to agree or disagree with other statements made in the Form 8-K.

Very truly yours,

/s/ Cordovano and Honeck, LLP

Cordovano and Honeck LLP
Englewood, Colorado